Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2015 Results

Second Quarter 2015 Highlights

•	Total net sales declined 19% to $1.09 billion

•	Total Segment EBITDA increased 8% to $133 million

•	Continued execution of strategic growth capital investments and implementation of $30 million cost savings and productivity program

•
Successfully completed $315 million First-Priority Senior Secured Notes offering in April and ABL Facility amendment in July. Total pro forma liquidity adjusted for the ABL amendment of $706 million as of June 30, 2015

COLUMBUS, Ohio - (August 12, 2015) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2015.

“We were pleased with our second quarter 2015 results as our diversified portfolio and the positive impact of our ongoing productivity initiatives drove year-over-year gains in our Segment EBITDA despite currency fluctuations,” said Craig O. Morrison, Chairman, President and CEO. “We posted significant EBITDA improvement in a number of businesses, including our base and specialty epoxy resins, and Latin America forest products, which more than offset continued weakness in our oilfield business. We are also pleased to report that we successfully resolved a supplier outage impacting our Versatic™ Acids business and that our Moerdijk, Netherlands site recently returned to normal operations. Going forward, we remain focused on completing construction of our three new formaldehyde sites as key elements of our strategic growth strategy. These new sites remain on track to come online in the second half of 2015 and early 2016.”

Second Quarter 2015 Results
Net Sales. Net sales for the quarter ended June 30, 2015 were $1.09 billion, a decrease of 19% compared with $1.34 billion in the prior year period. The decline in net revenues was primarily driven by the strengthening of the U.S. dollar against most other currencies and lower selling prices from the decline in oil-driven feedstocks, which more than offset gains in several specialty businesses. On a constant currency basis, net sales would have decreased by 9% for the quarter.
Segment EBITDA. For the quarter ended June 30, 2015, Segment EBITDA was $133 million, an increase of 8% compared with $123 million in the prior year period. The increase in Segment EBITDA was primarily driven by strong growth in our base epoxies, specialty epoxies, and Latin American forest products resins businesses. This growth was partially offset by weaker oilfield proppants results and the impact of the U.S. dollar strengthening against most other currencies. On a constant currency basis, Segment EBITDA would have increased 22% for the quarter.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the second quarter June 30, 2015 and 2014. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net loss. Starting in the first quarter of 2015, the Company modified the components of Corporate and Other to include the allocation of certain shared service and administrative function costs that were allocated to the reportable segments in prior periods. Accordingly, for comparative purposes, the Company has recasted its Segment EBITDA results to include these costs within Corporate and Other for all prior periods presented.

Net Sales (1):
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Epoxy, Phenolic and Coating Resins	$683	$862	$1,357	$1,679
Forest Products Resins	404	475	809	951
Total	$1,087	$1,337	$2,166	$2,630

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Epoxy, Phenolic and Coating Resins	$88	$77	$173	$157
Forest Products Resins	62	66	123	128
Corporate and Other	(17)	(20)	(36)	(42)
Total	$133	$123	$260	$243

Liquidity and Capital Resources
At June 30, 2015, Hexion had total debt of approximately $4.0 billion compared to total debt of $3.8 billion at December 31, 2014. In addition, at June 30, 2015, the Company had $634 million in liquidity comprised of $308 million of unrestricted cash and cash equivalents, $2 million of short-term investments, $290 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $34 million of time drafts and availability under credit facilities at certain international subsidiaries.
On April 15, 2015, Hexion successfully completed a $315 million offering of First-Priority Senior Secured Notes. Proceeds from the offering were used to: i) redeem or repay all of Hexion’s outstanding 8.375% Sinking Fund Debentures due 2016 ($40 million) and ii) repay in full all amounts outstanding under the ABL Facility and for general corporate purposes. In connection with the offering, Hexion also received commitments from lenders to amend its ABL Facility to include certain non-U.S. property plant and equipment in its borrowing base. The ABL Facility amendment closed on July 27, 2015. As adjusted for the ABL amendment, pro forma liquidity would have been $706 million as of June 30, 2015.
Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss second quarter 2015 results on Wednesday, August 12, 2015, at 10:00 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-474-9506
International Participants: 857-244-7559
Participant Passcode: 49561692
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.

A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on August 12, 2015. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 73642702. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.
The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At June 30, 2015, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did its Fixed Charge Coverage Ratio.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Net sales	$1,087	$1,337	$2,166	$2,630
Cost of sales	925	1,173	1,848	2,299
Gross profit	162	164	318	331
Selling, general and administrative expense	76	93	158	187
Business realignment costs	5	12	8	18
Other operating expense (income), net	2	(1)	10	3
Operating income	79	60	142	123
Interest expense, net	84	76	161	153
Other non-operating expense (income), net	2	3	(1)	5
Loss before income tax and earnings from unconsolidated entities	(7)	(19)	(18)	(35)
Income tax expense	1	9	27	15
Loss before earnings from unconsolidated entities	(8)	(28)	(45)	(50)
Earnings from unconsolidated entities, net of taxes	6	6	9	10
Net loss	$(2)	$(22)	$(36)	$(40)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16)	$324	$172
Short-term investments	2	7
Accounts receivable (net of allowance for doubtful accounts of $16 and $14, respectively)	625	591
Inventories:
Finished and in-process goods	267	290
Raw materials and supplies	107	110
Other current assets	62	73
Total current assets	1,387	1,243
Investment in unconsolidated entities	42	48
Deferred income taxes	15	18
Other long-term assets	108	110
Property and equipment:
Land	86	89
Buildings	297	302
Machinery and equipment	2,384	2,419
	2,767	2,810
Less accumulated depreciation	(1,742)	(1,755)
	1,025	1,055
Goodwill	115	119
Other intangible assets, net	72	81
Total assets	$2,764	$2,674
Liabilities and Deficit
Current liabilities:
Accounts payable	$425	$426
Debt payable within one year	75	99
Interest payable	88	82
Income taxes payable	24	12
Accrued payroll and incentive compensation	58	67
Other current liabilities	122	135
Total current liabilities	792	821
Long-term liabilities:
Long-term debt	3,962	3,735
Long-term pension and post employment benefit obligations	259	278
Deferred income taxes	18	19
Other long-term liabilities	168	171
Total liabilities	5,199	5,024

Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2015 and December 31, 2014	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	24	73
Accumulated deficit	(2,688)	(2,652)
Total Hexion Inc. shareholder’s deficit	(2,433)	(2,348)
Noncontrolling interest	(2)	(2)
Total deficit	(2,435)	(2,350)
Total liabilities and deficit	$2,764	$2,674

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2015	2014
Cash flows provided by (used in) operating activities
Net loss	$(36)	$(40)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	68	71
Deferred tax expense (benefit)	3	(2)
Unrealized foreign currency losses	1	8
Other non-cash adjustments	1	(3)
Net change in assets and liabilities:
Accounts receivable	(56)	(116)
Inventories	8	(122)
Accounts payable	16	24
Income taxes payable	13	(1)
Other assets, current and non-current	13	13
Other liabilities, current and long-term	(3)	(18)
Net cash provided by (used in) operating activities	28	(186)
Cash flows used in investing activities
Capital expenditures	(79)	(78)
Purchase of businesses	—	(64)
Proceeds from the sale of investments, net	4	3
Change in restricted cash	—	(2)
Disbursement of affiliated loan	—	(50)
Repayment of affiliated loan	—	50
Funds remitted to unconsolidated affiliates, net	—	(2)
Net cash used in investing activities	(75)	(143)
Cash flows provided by financing activities
Net short-term debt (repayments) borrowings	(5)	27
Borrowings of long-term debt	490	160
Repayments of long-term debt	(274)	(117)
Long-term debt and credit facility financing fees	(8)	—
Net cash provided by financing activities	203	70
Effect of exchange rates on cash and cash equivalents	(4)	(1)
Increase (decrease) in cash and cash equivalents	152	(260)
Cash and cash equivalents (unrestricted) at beginning of period	156	379
Cash and cash equivalents (unrestricted) at end of period	$308	$119
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$146	$148
Income taxes paid, net	10	18

HEXION INC.
SCHEDULE 4: Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$88	$77	$173	$157
Forest Products Resins	62	66	123	128
Corporate and Other	(17)	(20)	(36)	(42)
Total	$133	$123	$260	$243

Reconciliation:
Items not included in Segment EBITDA:
Business realignment costs	$(5)	$(12)	$(8)	$(18)
Integration costs	—	(3)	—	(5)
Realized and unrealized foreign currency losses	—	(1)	(3)	(4)
Other	(11)	(8)	(29)	(17)
Total adjustments	(16)	(24)	(40)	(44)
Interest expense, net	(84)	(76)	(161)	(153)
Income tax expense	(1)	(9)	(27)	(15)
Depreciation and amortization	(34)	(36)	(68)	(71)
Net loss	$(2)	$(22)	$(36)	$(40)

HEXION INC.
SCHEDULE 5: Reconciliation of Last Twelve Months Net Loss to Adjusted EBITDA

June 30, 2015
(In millions)	LTM Period
Net loss	$(220)
Income tax expense	35
Interest expense, net	316
Depreciation and amortization	141
EBITDA	272
Adjustments to EBITDA:
Business realignment costs (1)	36
Realized and unrealized foreign currency losses	31
Unrealized loss on pension and postretirement benefits (2)	91
Other (3)	61
Cost reduction programs savings (4)	21
Adjusted EBITDA	$512
Pro forma fixed charges (5)	$322
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.59

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation and realized and unrealized foreign exchange and derivative activity.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at June 30, 2015, as if the 2015 Refinancing Transactions had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2015, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $290 million at June 30, 2015).